Exhibit 10.73
TERM NOTE
March 28, 2011
Date Executed
BORROWER’S NAME AND ADDRESS:
Dover Saddlery, Inc.
a Delaware corporation
DOVER SADDLERY, INC.
a Massachusetts corporation
Smith Brothers, Inc.
a Texas corporation
Dover Saddlery Retail, Inc.
a Massachusetts corporation
Old Dominion Enterprises, Inc.
a Virginia corporation
Dover Saddlery Direct, Inc.
a Massachusetts corporation
All with an address of:
525 Great Road
Littleton, Massachusetts 01460
(collectively the “Borrowers”)
LENDER’S NAME AND ADDRESS
RBS Citizens, National Association
875 Elm Street
Manchester, New Hampshire 03101

Principal Amount:	Up to Five Million Five Hundred Thousand Dollars ($5,500,000.00) (“Principal Amount”)
Maturity Date: March 27, 2018 (84 months)

1. PROMISE TO PAY. FOR VALUE RECEIVED, Borrower hereby (and jointly and severally if more than one Borrower) promises to pay to the order of Lender, or to any holder, at Lender’s address stated above or at such other place as Lender or any subsequent holder hereof may in writing designate in lawful currency of the United States of America, the Principal Amount outstanding, with interest thereon from the date hereof at the Applicable Interest Rate defined below. This Note is issued pursuant to, and is subject to, the terms and conditions of a Loan and Security Agreement among Borrower and Lender dated December 11, 2007 (as the same has been, is being and may hereafter be, amended, renewed, restated and/or replaced from time to time, the “Loan Agreement”), all of which are incorporated herein by reference as if set forth in full herein.
2. DEFINITIONS. Words and phrases which are capitalized and not defined below or above shall have the meanings given to them in the Loan Agreement. As used herein, the following terms shall have the meanings set forth below:
“Account” means account #3310580964 maintained by the Lender in the name of the Borrower
“Adjusted LIBOR Rate” means, relative to a LIBOR Rate Loan, a rate per annum determined by dividing (x) the LIBOR Rate for such Interest Period by (y) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage.
“Applicable Interest Rate” means (a) the LIBOR Advantage Rate plus the LA Margin; (b) the Adjusted LIBOR Rate plus the LIBOR Rate Margin or (c) the Prime Rate plus the Prime Rate Margin in effect at any given time pursuant to the terms hereof on a portion or all of the Principal Amount outstanding. Notwithstanding, however, the Applicable Interest Rate for Advance 2 will not be less than 5.40% per annum. Interest shall be calculated for the actual number of days elapsed on the basis of a 360 day year, including the first date of the advance to, but not including, the date of repayment.
“Business Day” means:
(a)	any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Manchester, New Hampshire;
(b)	when such term is used to describe a day on which a borrowing, payment, prepayment or repayment is to be made in respect of a LIBOR Rate Loan, any day which is (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and
(c)	when such term is used to describe a day on which an interest rate determination is to be made in respect of a LIBOR Rate Loan, any day which is a London Banking Day.

“Funding Date” means the 28th day of March, 2011.
“Hedging Contracts” means, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrower and the Lender and designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.
“Hedging Obligations” means, with respect to the Borrower, all liabilities of the Borrower to the Lender under Hedging Contracts.
“Interest Payment Date” means (a) when pertaining to any LIBOR Rate Loan, the LIBOR Interest Payment Date, (b) when pertaining to any LIBOR Advantage Loan or Prime Rate Loan, the LA Interest Payment Date.
“LA Interest Payment Date” means, initially, the 28th day of April, 2011, and thereafter the day of each succeeding month which numerically corresponds to such date or, if a month does not contain a day that numerically corresponds to such date, the LA Interest Payment Date shall be the last day of such month.
“LA Interest Period” means, with respect to any LIBOR Advantage Loan, the period commencing on (and including) the date hereof (the “Start Date”) and ending on (but excluding) the date which numerically corresponds to such date one month later, and thereafter, each one month period ending on the day of such month that numerically corresponds to the Start Date. If an LA Interest Period is to end in a month for which there is no day which numerically corresponds to the Start Date, the LA Interest Period will end on the last day of such month. Notwithstanding the date of commencement of any LA Interest Period, interest shall only begin to accrue as of the date the initial LIBOR Advantage Loan is made under the Loan Agreement.
“LA Margin” means Four and Four-tenths percent (4.4%) per annum.
“LIBOR Advantage Loan” means any loan or advance for which the Applicable Rate is based upon the LIBOR Advantage Rate (or Prime Rate plus the Prime Rate Margin if the LIBOR Advantage Rate is unavailable or cannot be determined as described below.)
“LIBOR Advantage Rate” means, relative to any LA Interest Period, the offered rate for delivery in two London Banking Days of deposits of U.S. Dollars for a term coextensive with the designated LA Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day on which such LA Interest Period commences. If the first day of any Interest Period is not a day which is both a (i) Business Day, and (ii) a London Banking Day, the LIBOR Advantage Rate shall be determined by reference to the next preceding day which is both a Business Day and a London Banking Day. If for any reason the LIBOR Advantage Rate is unavailable and/or the Lender is unable to determine the LIBOR Advantage Rate for any LA Interest Period, the Lender may, at its discretion, either: (a) select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits with comparable maturities or (b) accrue interest at a rate per annum equal to the Lender’s Prime Rate plus the Prime Rate Margin as of the first day of any Interest Period for which the LIBOR Advantage Rate is unavailable or cannot be determined.

“LIBOR Interest Payment Date” means the last Business Day of each LIBOR Interest Period or, in the case of Prime Rate Loans, the last Business Day of each month.
“LIBOR Interest Period” means in the case of a LIBOR Rate Loans:
(i)	initially, the period beginning on (and including) the Funding Date and ending on (but excluding) the day which numerically corresponds to such date one month thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month);
(ii)	thereafter, each period commencing on the last day of the next preceding LIBOR Interest Period applicable to such LIBOR Rate Loan and ending one month thereafter;
provided, however, that
(a)	if the Borrower has or may incur Hedging Obligations with the Bank in connection with the Loan, the LIBOR Interest Period shall be of the same duration as the relevant period set under the applicable Hedging Contract;
(b)	if such LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the first preceding Business Day; and
(c)	no LIBOR Interest Period may end later than the termination of this Agreement.
“LIBOR Rate” means, relative to any LIBOR Interest Period for a LIBOR Rate Loan, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the LIBOR Rate Loan for a one month period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period. If the Lender cannot determine such offered rate by the British Bankers’ Association, the Lender may, in its discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts and maturities.
“LIBOR Rate Loan” means the Loan for the period(s) when the rate of interest applicable to the Loan is calculated by reference to the Adjusted LIBOR Rate in the manner set forth herein.
“LIBOR Rate Margin” means four and four tenths percent (4.4%) per annum.

“LIBOR Reserve Percentage” means, relative to any day of any LIBOR Interest Period, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.
“Loan” means all amounts outstanding under this Note.
“London Banking Day” means a day on which dealings in US dollar deposits are transacted in the London interbank market.
“Note” means this certain promissory note dated as of the 28th day of March, 2011 in the principal amount of Five Million Five Hundred Thousand Dollars ($5,500,000.00) made payable by the Borrower to the order, and for the benefit, of the Lender.
“Prime Rate” shall mean a rate per annum equal to the rate of interest announced by Lender from time to time as its “Prime Rate”. Any change in the Prime Rate shall be effective immediately from and after such change in the Prime Rate. Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year. The Borrower acknowledges that the Lender may make loans to its customers above, at or below the Prime Rate.
“Prime Rate Loan” means any Loan for the period(s) when the rate of interest applicable to such Loan is calculated by reference to the Prime Rate.
“Prime Rate Margin” means one and four tenths percent (1.40%) per annum.
“Principal Repayment Amount” means the regularly scheduled reductions in the outstanding principal of the Loan to be made on each Interest Period Date, as set forth in the attached Schedule XX entitled “Principal Repayment Schedule”.
3. BORROWING PROCEDURES.
Funding of the Loan. On the Funding Date, subject to the terms and conditions of the Loan Agreement, the Loan shall be made available to the Borrower no later than 11:00 a.m. New York time by a deposit to the Account (or as otherwise instructed by the Borrower in writing) in the full principal amount of the Loan. The Loan shall be made in two (2) advances, one in the amount of Three Million Nine Hundred Thousand Dollars ($3,900,000.00) (“Advance 1”) and the second in the amount of One Million Six Hundred Thousand Dollars ($1,600,000.00) (“Advance 2”). Advance 1 shall initially be classified as a LIBOR Rate Loan. Advance 2 shall initially be characterized as a LIBOR Advantage Loan.

4. INTEREST AND PRINCIPAL PROVISIONS.
Interest Provisions. Interest on each Advance, when such Advance is classified as a: (i) LIBOR Advantage Loan, shall accrue during each LA Interest Period at a rate per annum equal to the sum of the LIBOR Advantage Rate for such LA Interest Period plus the LA Margin and shall be due and payable on each LA Interest Period on the Maturity Date, (ii) LIBOR Rate Loan, shall accrue during each LIBOR Interest Period at a rate per annum equal to the sum of the Adjusted LIBOR Rate for such LIBOR Interest Period plus the LIBOR Rate Margin and shall be due and payable on each Interest Payment Date and on the Maturity Date, and (iii) Prime Rate Loan, shall accrue at a rate per annum equal to the sum of the Prime Rate plus the Prime Rate Margin, and shall be due and payable on each Interest Payment Date and on the Maturity Date.
Principal Provisions. Commencing on the Interest Payment Date that occurs in the month of April, 2013, and continuing on each Interest Payment Date thereafter, Borrower will make principal payments for each of Advance 1 and Advance 2 in the amount of the original Advance divided by eighty four (84) months as shown on Schedule XX. In addition, commencing with the 2013 fiscal year end, within one hundred twenty (120) days after the 2013 fiscal year end, Borrower shall make a principal payment on Advance 2 equal to (i) the lesser of Five Hundred Thousand Dollars ($500,000.00) or (ii) fifty percent (50%) of Excess Cash Flow (as defined in the Loan Agreement). Borrower shall continue to make annual principal reductions on Advance 2 within one hundred twenty (120) days after its fiscal year end equal to the lesser of Five Hundred Thousand Dollars ($500,000.00) or fifty percent (50%) of Excess Cash Flow until the sum of all such principal reduction payments equals One Million Six Hundred Thousand Dollars ($1,600,000.00). Borrower authorizes Lender to withdraw Interest and Principal Payments from the Account. All unpaid principal and interest, late fees and other charges on both Advance 1 and Advance 2 will be due in full on the Maturity Date.
Automatic Rollover of LIBOR Rate Loan. Upon the expiration of a LIBOR Interest Period, the LIBOR Rate Loan shall automatically be continued as a LIBOR Rate Loan at the then applicable Adjusted LIBOR Rate and in an amount equal to the principal amount of the expiring LIBOR Rate Loan less any Principal Repayment Amount made by Borrower; provided, however, that no portion of the outstanding principal amount of a LIBOR Rate Loan may be continued as a LIBOR Rate Loan when any Event of Default has occurred and is continuing. If any Event of Default has occurred and is continuing (if the Lender does not otherwise elect to exercise any right to accelerate the Loan hereunder), the LIBOR Rate Loan shall automatically be continued as a Prime Rate Loan on the first day of the next Interest Period.
5. LATE FEES/DEFAULT RATE OF INTEREST. Borrower shall pay to Lender in addition to all other amounts then due a late charge equal to the greater of Thirty Five Dollars ($35.00) or five percent (5%) of any payment not received by Lender ten (10) days after such payment is due. Acceptance by Lender of any late payment charge shall not be deemed a waiver of any Event of Default or demand previously made by Lender. Furthermore, after any Event of Default under the Loan Agreement (or any other Loan Document referenced therein) the Applicable Interest Rate payable hereunder shall be equal to the Applicable Interest Rate payable prior to the Event of Default plus three percent (3.0%) (“Default Interest Rate”).

6. MISCELLANEOUS LIBOR RATE LOAN TERMS.
Voluntary Prepayment of the Loan. Borrower may prepay any Prime Rate Loan or LIBOR Advantage Loan in whole or in part on any Interest Payment Date without premium or penalty of any nature. When classified as a LIBOR Rate Loan, the Loan may be prepaid upon the terms and conditions set forth herein. The Borrower acknowledges that additional obligations may be associated with any such prepayment under the terms and conditions of any applicable Hedging Contracts. The Borrower shall give the Lender, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of the LIBOR Rate Loan, specifying the proposed date of payment and the principal amount to be paid. Each partial prepayment of the principal amount of the LIBOR Rate Loan shall be in an integral multiple of $100,000.00 and accompanied by the payment of all charges outstanding on the LIBOR Rate Loan (including the LIBOR Breakage Fee) and of all accrued interest on the principal repaid to the date of payment. No partial prepayment of any loan shall relieve Borrower of its succeeding obligations to make monthly payments of principal and interest on each subsequent Interest Payment Date.
LIBOR Breakage Fee. Upon any prepayment of a LIBOR Rate Loan on any day that is not the last day of the relevant Interest Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), the Borrower shall pay an amount (“LIBOR Breakage Fee”), as calculated by the Lender, equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin and anticipated profits) that Lender may sustain as a result of such default or payment. The Borrower understands, agrees and acknowledges that: (i) the Lender does not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating the LIBOR Breakage Fee and other funding losses incurred by the Lender. Borrower further agrees to pay the LIBOR Breakage Fee and other funding losses, if any, whether or not the Lender elects to purchase, sell and/or match funds.
LIBOR Rate Lending Unlawful. If the Lender shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender to make, continue or maintain the Loan as, or to convert the Loan into, a LIBOR Rate Loan, then any such LIBOR Rate Loans shall, upon such determination, forthwith be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans of such type shall automatically convert into Prime Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law and assertion.

Increased Costs. If, on or after the date hereof, the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
(a)	shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Lender or shall impose on the Lender or on the London interbank market any other condition affecting the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan; or
(b)	shall impose on Lender any other condition affecting the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan, and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining the Loan as a LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Lender under this Agreement with respect thereto, by an amount deemed by the Lender to be material, then, within 15 days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction.
Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Lender, or person controlling the Lender, and the Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the Loan made by the Lender is reduced to a level below that which the Lender or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Lender to the Borrower, the Borrower shall immediately pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling person for such reduction in rate of return. A statement of the Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, the Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

Taxes. All payments by the Borrower of principal of, and interest on, the LIBOR Rate Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Lender’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:
(a)	pay directly to the relevant authority the full amount required to be so withheld or deducted;
(b)	promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and
(c)	pay to the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.
Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Lender would have received had not such Taxes been asserted.
If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure
Unavailability Of LIBOR Rate. In the event that Borrower shall have requested a LIBOR Rate Loan and Lender, in its sole discretion, shall have determined that U.S. dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to the Lender in the London interbank market; or by reason of circumstances affecting the Lender in the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to the relevant LIBOR Interest Period; or the LIBOR Rate no longer adequately and fairly reflects the Lender’s cost of funding loans; upon notice from the Lender to the Borrower, the obligations of the Lender to make or continue any loans as, or to convert any loans into, LIBOR Rate Loans of such duration shall forthwith be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist.
7. EVENT OF DEFAULT. Each of the following events shall constitute an Event of Default hereunder entitling Lender to declare all principal, interest, late fees and other charges immediately due in full: any failure by Borrower to make a payment of principal or interest, or any other sum payable hereunder as and when due not cured in ten (10) days; any act or proceeding of insolvency or bankruptcy occurs with respect to Borrower or any guarantor, whether voluntary or involuntary; failure of Borrower to maintain sufficient funds in the Account to pay Interest and Principal Payments when due hereunder; any Event of Default as defined in the Loan Agreement or any Loan Document referenced therein; any default under any Hedging Contract not cured in accordance with the terms thereof; if on the Maturity Date Borrower has not paid its obligations hereunder in full; or if Borrower or any Guarantor prepays in full and terminates any other loan it has with Lender.

8. WAIVER OF JURY TRIAL. BORROWER AND LENDER WAIVE TRIAL BY JURY IN RESPECT OF ANY “DISPUTE” UNDER THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER AND LENDER, AND BORROWER AND LENDER HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT. BORROWER AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. BORROWER FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.
9. SET OFF. Lender shall have and hereby is granted a lien upon, security interest in and a right of setoff against all moneys, securities and other property of each of the Borrower now or hereafter in the possession of or on deposit with Lender or any Affiliate of Lender, whether held in a general or special account or deposit, or for safekeeping or otherwise; and every such lien, security interest and right of setoff may be exercised without demand upon or notice to any of the Borrower. No lien, security interest or right of setoff shall be deemed to have been waived by any act or conduct on the part of Lender, or by any failure to exercise such right of setoff or to enforce such lien or security interest, or by any delay in so doing, and every right of setoff and lien shall continue in full force and effect until such right of setoff or lien specifically is waived or released in a written instrument executed by Lender.
10. NO USURY. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section shall control every other covenant and agreement in this Note and the other Loan Documents. If applicable state or federal law should at any time be judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Loan, or if Lender’s exercise of the option to accelerate the Maturity Date, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of this Note and all Obligations of Borrower to Lender, and the provisions of this Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use or forbearance of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan.

11. GENERAL PROVISIONS. Time is of the essence with respect to Borrower’s obligations under this Note. This Note shall have the effect of an instrument under seal. Borrower agrees to pay to Lender on demand all costs and expenses incurred by Lender in seeking to collect this Note or to enforce any of Lender’s rights and remedies under this Note, including court costs and reasonable attorneys’ fees and expenses, whether or not suit is filed hereon, or whether in connection with bankruptcy, insolvency or appeal. If more than one person or entity executes this Note as Borrower, all of said parties shall be jointly and severally liable for payment of the indebtedness evidenced hereby and any reference to “Borrower” shall include all of them. No right or power of Lender hereunder shall be deemed to have been waived by any act or conduct or failure or delay to act on the part of the Lender or any of its agents, employees or representatives; and the terms and provisions hereof may not be waived, altered, modified, or amended except in writing duly signed by a duly authorized officer of the Lender. In the event that Lender shall waive in writing any provision or requirement hereunder, such waiver shall be effective only for the specific purposes, circumstances and duration stated in said waiver. Lender may, without notice, assign this Note in whole or in part and each reference herein to Lender shall be deemed to include its successors and assigns. The provisions of this Note are binding upon each of the Borrower and the heirs, distributees, executors, administrators, legal representatives, personal representatives, successors and assigns thereof and shall inure to the benefit of the Lender and each of its successors and assigns. If the Borrower is an individual, the Borrower is executing this Note in such capacity and as trustee of any revocable trust which may exist at the time hereof or be created hereafter. Borrower hereby severally (a) waive demand for performance, notice of non performance, presentment for payment, dishonor, notice of dishonor, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices (except any demand or notices which are specifically required by this Note or any other Loan Document); (b) agree to any substitution, subordination, exchange or release of any security for this Note or of any party primarily or secondarily liable hereon; (c) agree that Lender shall not be required first to institute suit or exhaust its remedies hereon against any other Borrower, or others liable or to become liable hereon, or to perfect or enforce its rights against them or any security herefor; (d) consent to any extensions or postponements and to any partial payments, before or after maturity, and to any other indulgences with respect hereto, without notice thereof to any of them; (e) consent to any renewals, compromises, extensions, accelerations, restatements, consolidations, modifications, replacements, substitutions, refinancings or other changes to the time for payment or performance or other terms of the indebtedness evidenced by this Note; (f) submit (and waive all rights to object) to non-exclusive personal jurisdiction of any state or federal court sitting in the State of New Hampshire for the enforcement of any and all obligations under this Note and the other Loan Documents; (g) waive the benefit of all homestead and similar exemptions as to this Note; (h) agree that their liability under this Note shall not be discharged by any determination that any title, security interest or lien taken by Lender to secure this Note is invalid or unperfected; (i) hereby subordinate to the Loan and the Loan Documents any and all rights against any other Borrower and any security for the payment of this Note, whether by subrogation, agreement or otherwise, until this Note is paid in full; (j) waive any rights of subrogation, reimbursement, indemnification and contribution (including any right under the U.S. Bankruptcy Code); (k) waive any benefit of any right to participate in any security now or hereafter held by Lender; and (l) waive any defense arising out of the negligent disposition of any collateral or release of any other party liable hereon. A determination that any provision of this Note is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Note to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances. Captions and headings in this Note are for convenience only and shall be disregarded in construing it. This Note and its validity, enforcement and interpretation shall be governed by the laws of the state in which payment of this Note is to be made (without regard to any principles of conflicts of laws) and applicable United States federal law. Any notice, request, or demand to or upon Borrower or Lender shall be deemed to have been properly given or made when delivered in accordance with the terms of the Loan Agreement regarding notices.
[PAGE ENDS HERE, SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the date first above written.

BORROWERS:

DOVER SADDLERY, INC.
(a Delaware Corporation)

/s/ John M. Sullivan	By:	/s/ Stephen L. Day
Witness		Name: Stephen L. Day
Title: President

DOVER SADDLERY, INC.
(a Massachusetts Corporation)

/s/ John M. Sullivan Witness	By:	/s/ Stephen L. Day Name: Stephen L. Day
Title: Chairman of the Board

SMITH BROTHERS, INC.

/s/ John M. Sullivan Witness	By:	/s/ Stephen L. Day Name: Stephen L. Day
Title: Chairman of the Board

DOVER SADDLERY RETAIL, INC.

/s/ John M. Sullivan Witness	By:	/s/ Stephen L. Day Name: Stephen L. Day
Title: Chairman of the Board

OLD DOMINION ENTERPRISES, INC.

/s/ John M. Sullivan Witness	By:	/s/ Stephen L. Day Name: Stephen L. Day
Title: Chairman of the Board

DOVER SADDLERY DIRECT, INC.

/s/ John M. Sullivan Witness	By:	/s/ Stephen L. Day Name: Stephen L. Day
Title: Chairman of the Board

SCHEDULE XX
Monthly Principal Payment Amount for Advance #1 (Commencing April ___, 2013):
Forty Six Thousand Four Hundred Twenty Eight Dollars and 57/100 ($46,428.57)
Monthly Principal Payment Amount for Advance #2 (Commencing April __, 2013):
Nineteen Thousand Forty Seven Dollars and 62/100 ($19,047.62)